Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-138515, Form S-8 No. 333-138518, Form S-8 No. 333-90118 and Form S-8 No. 333-89263) of Martha Stewart Living Omnimedia, Inc. of our reports dated March 9, 2007, with respect to the consolidated financial statements and schedule of Martha Stewart Living Omnimedia, Inc., Martha Stewart Living Omnimedia, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Martha Stewart Living Omnimedia, Inc., included in this Annual Report (Form 10-K) for the year ended
December 31, 2006

/s/ Ernst & Young LLP
New York, NY
March 9, 2007

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